Exhibit 99.1

6721 Columbia Gateway Drive    •    Columbia    •    Maryland    •    21046    •    U.S.A.

Telephone: 433.539.5008    •    Fax: 410.312.2705    •    Internet: sales@integ.com    •    Web: http://www.integ.com

FOR IMMEDIATE RELEASE

INTEGRAL SYSTEMS REAFFIRMS FISCAL YEAR 2009 GUIDANCE AND ANNOUNCES FISCAL YEAR 2010 GUIDANCE

COLUMBIA, MD, October 19, 2009 – Integral Systems, Inc. (NASDAQ: ISYS) today reaffirms fiscal year 2009 (FY 2009) guidance and provides initial earnings guidance for fiscal year 2010 (FY 2010), which began on September 26, 2009.

Management reaffirms its previous FY 2009 guidance for full-year earnings per share (EPS) of approximately $0.15 per diluted share, in line with previous guidance. Full FY 2009 earnings results will be released in early December 2009.

FY 2010 results are anticipated to be significantly improved over FY 2009. For the FY 2010, the Company provides the following guidance:

•	Revenue: $170.0M - $174.0M

•	Gross Margin: 35% - 37%

•	Earnings Per Share (diluted): $0.35 - $0.40

•	EBITDA: $20M - $25M

Earnings per share (EPS) of $0.35 - $0.40 versus the $0.15 of fiscal year 2009 reflect an increase in revenue due to higher gross margin product sales, and lower selling, general, and administrative (SG&A) costs as a percent of sales. Annual revenue is estimated to increase between 5 and 7 percent above FY 2009 levels. Earnings will benefit from ongoing efforts to trim operating expenses and an elimination of a number of non-recurring and one-time expenses recorded in 2009.

“FY 2010 is off to a solid start with customer announcements of new or expanded contract awards totaling over $50 million,” said Paul Casner, President and Chief Executive Officer of Integral Systems. “These contract announcements extend the period of performance on several of our critical government contracts into 2013. Further, we are confident that demand for our products and services have stabilized in our core markets. Based on our growth strategy, we anticipate that in FY 2010 we will realize higher revenue and operating income across the enterprise.”

Integral Systems also announces that it has initiated plans to launch a new line of business to offer global satellite communications (SATCOM) network operations management services to address the growing needs of satellite operators, resellers, users, and regulators of satellite and satellite-interfaced networks worldwide. This new line of business leverages Integral Systems’ current product offerings and is anticipated to provide a significant new revenue stream in future years. FY 2010 guidance includes the impact of investment in this new line of business, which is expected to reduce EPS by approximately $0.07.

“Our outlook for FY 2010 anticipates continued top-line growth and gross profit levels returning to their previous levels of about 35% to 37%,” said Bill Bambarger, Chief Financial Officer of Integral Systems. “Recent contract awards have improved our backlog position and increase our confidence in our guidance.”

Paul Casner, President and Chief Executive Officer and Bill Bambarger, Chief Financial Officer, will host an investor conference call on Monday, October 19 at 11 am (ET), to discuss fiscal year 2010 earnings guidance and outline Integral’s prospects for the coming year. Interested parties are invited to participate in this conference call by dialing: 1.800.926.9853, ID number 21439461. A replay of the conference call can be heard from 1:00 pm (ET) Monday, October 19, 2009, through 1:00 pm (ET) Wednesday, October 21, 2009, by dialing 1.800.633.8284 or 402.977.9140 and asking for ID number 21439461.

ABOUT INTEGRAL SYSTEMS

Integral Systems, Inc., of Columbia, MD, applies more than 25 years experience to provide integrated technology solutions for SATCOM-interfaced networks. Customers have relied on the Integral Systems family of companies (Integral Systems, Inc., Integral Systems Europe, Lumistar, Inc., Newpoint Technologies, Inc., RT Logic, and SAT Corporation) to deliver on time and on budget for more than 250 satellite missions. Our dedication to customer service has solidified long-term relationships with the U.S. Air Force, NASA, NOAA, and nearly every satellite operator in the world. Integral Systems is listed in Forbes’ Top 200 Small Companies in America for 2008. For more information, visit www.integ.com.

Except for statements of historical facts, this news release contains forward-looking statements about the Company, including but not necessarily limited to the Company’s financial projections, all of which are based on the Company’s current expectations. These forward-looking statements are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. There can be no assurance that the Company’s projections will in fact be achieved and these projections do not reflect any acquisitions or divestitures that may occur in the future. The forward-looking statements contained in this news release are subject to additional risks and uncertainties, including the Company’s reliance on contracts and subcontracts funded by the U.S. government, intense competition in the ground systems industry, the competitive bidding process to which the Company’s government and commercial contracts are subject, the Company’s dependence on the satellite industry for most of its revenues, rapid technological changes in the satellite industry, the Company’s acquisition strategy and those other risks noted in the Company’s SEC filings. The Company assumes no obligation to update or revise any forward-looking statements appearing in this news release.

Company Contact: Kathryn Herr Vice President, Marketing and Communications Integral Systems, Inc. Phone: 443.539.5118 kherr@integ.com	Media Contact: Michael Glickman Zeno Group for Integral Systems Phone: 212.299.8994 michael.glickman@zenogroup.com

###